Interactive Intelligence Announces Preliminary 2010 Third- Quarter Results
Company to report final results Nov.1

INDIANAPOLIS, Oct. 12, 2010 – Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced preliminary results for its third quarter ended Sept. 30, 2010.

The company expects to report total revenues of between $41.0 million and $42.0 million, with net income on a GAAP basis of between $3.3 million and $3.8 million, and diluted earnings per share (EPS) on a GAAP basis of $0.18 to $0.20. Net income on a non-GAAP* basis is expected to be between $6.5 million and $7.3 million, with EPS of $0.35 to $0.39. Non-GAAP net income and EPS exclude stock-based compensation expense of approximately $1.0 million, or EPS of $0.06, and non-cash income tax expense of approximately $ 2.1 million to $2.4 million, or EPS of $0.11 to $0.13.

In the third quarter of 2009, the company reported revenues of $33.2 million, with GAAP net income and EPS of $2.8 million and $0.15, respectively, and non-GAAP net income and EPS of $5.7 million and $0.31, respectively. The 2009 third-quarter non-GAAP net income and EPS excluded stock-based compensation expense of $975,000, or EPS of $0.05, and non-cash income tax expense of $1.9 million, or EPS of $0.11.

Cash and investment balances as of Sept. 30, 2010 are expected to be about $85.5 million.

“We’re achieving better operating leverage from revenue growth driven by an increasing number of large transactions,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “We continue to execute on our strategy of moving up market, with nine orders over $1 million, including two of about $2 million dollars each, and an additional 16 orders greater than $250,000 in the quarter. This growth is coming from both new and current premise-based customers, and from continued strong demand for our cloud-based communications offering. We currently anticipate annual revenue growth for 2010 of approximately 20 percent.”

The company has not completed preparation of its financial statements for the quarter ended Sept. 30, 2010. These preliminary results may be subject to adjustments and could change materially.

Interactive Intelligence plans to issue a press release announcing its final 2010 third-quarter results Nov. 1 at 4 p.m. Eastern daylight time. It will host a conference call Nov. 1 at 4:30 p.m. EDT, featuring Dr. Brown and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence third-quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has more than 3,500 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner Magic Quadrant for Contact Center Infrastructure, Worldwide report (Feb. 22, 2010). Interactive Intelligence employs approximately 800 people and is headquartered in Indianapolis, Indiana. It has 16 offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

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Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com